Exhibit 10.4

Addendum No. 1

to the Lease Agreement of 10 Dec. 2019

between

IntReal International Real Estate Kapitalverwaltungsgesellschaft mbH,

acting in its own name and for the account of the Greater Munich Real Estate Fund

(formerly: AVANA Invest GmbH, Munich,

prior to that: Solidas Immobilien und Grundbesitz GmbH, Augsburg)

Ferdinandstrasse 61, 20095 Hamburg,

legally represented by its proxy

ehret + klein Capital Markets GmbH,

Gautinger Str. 1d, 82319 Starnberg,

represented by the managing director Sebastian Wasser, having sole power of representation,

as “Lessor”

and

ExOne GmbH

Daimlerstr. 22, 86368 Gersthofen, represented by the managing directors Eric Bader and Andreas Nagy

- as “Tenant” -

both together as “Parties”.

Leased Property: Daimlerstr. 22, 86368 Gersthofen

Preamble

On 10 Dec. 2019, Solidas Immobilien und Grundbesitz GmbH, Augsburg, and the Tenant concluded a Lease Agreement for the real estate located in 86368 Gersthofen, Daimlerstr. 22, plot 647/2, entered in the land register of Gersthofen, sheet 14979, AG Augsburg. The Leased Property was sold by Solidas Immobilien und Grundbesitz GmbH to AVANA Invest GmbH, Munich, in 2020 by notarized purchase agreement, which in turn transferred the Leased

Property to IntReal International Real Estate Kapitalverwaltungsgesellschaft mbH, Hamburg, by notarized agreement. IntReal International Real Estate Kapitalverwaltungsgesellschaft mbH thus entered into the Lease Agreement as the new Lessor pursuant to § 566 (1) BGB (German Civil Code) in conjunction with § 578 BGB.

The content of the Tenancy results from the Lease Agreement dated 10 Dec. 2019, hereinafter referred to as the “Lease Agreement”, “Tenancy” or “Contractual Document”.

In 2021, the Tenant carried out constructional measures in the production area of the Leased Property and would like to carry out further constructional alterations there. In addition to further clarifications and supplements, this Addendum is intended to extend the term of the Lease Agreement with regard to the Leased Property and to include provisions on construction measures by the Tenant as well as on sustainability.

On this basis, the Parties agree as follows:

§1

Contracting Parties

For reasons of legal clarity and legal certainty, the Parties hereby agree that the Tenancy exists between them with the content set forth in the Contractual Document dated 10 Dec. 2019 and remains in force with all rights and obligations, in particular irrespective of whether the Lessor has by law already entered into the lessor and tenant relationship by way of legal succession as described above, which the Parties assume to be the case notwithstanding this agreement.

§2

Concerning § 4 (term of lease, termination, condition precedent, right of withdrawal) Para. 1 and 2 as well as Para. 4 and 5 of the Lease Agreement

1.Section 4 (1) and (2) (term of lease) of the Lease Agreement shall be replaced as follows:

a.

The Tenancy commenced on 1 Jan. 2020. The Parties hold and agree by way of precaution that the beginning of this day is decisive for the calculation of the fixed lease term. The agreed fixed lease term of 3 years shall be extended (prematurely) by a further 5 years and shall therefore continue until 31 Dec. 2027.

b.

The Lessor grants the Tenant the right to extend the Tenancy by exercising the option twice for 60 months each (five years each). The option right must be exercised 9 months before the expiry of the fixed lease term or the respective option period by written declaration to the Lessor. The decisive factor for the timeliness of the declaration shall be the time of its receipt by the Lessor.

c.

The Tenancy shall be extended automatically by 12 months at a time, unless it has been terminated in writing by one Party 9 months prior to the expiry of the fixed lease term or the respective option period. The decisive factor for the timeliness of the declaration shall be the time of its receipt by the other Party. The right to exercise the option shall take precedence over the Lessor's right of termination.

d.

If the Tenant continues to use the Leased Property after the expiry of the lease term, the Tenancy shall not be deemed to be extended. Section 545 BGB shall not apply. The continuation or renewal of the Tenancy after its expiry must be agreed in writing.

1.Concerning § 4 Para. 4 and 5 (condition precedent, right of withdrawal) of the Lease Agreement:

a.Occurrence of condition

The Parties hold and for reasons of legal clarity and legal certainty agree that the condition precedent “Effective conclusion of the purchase agreement for the Leased Property” agreed in § 4 Para. 4 of the Lease Agreement has occurred.

a.Right of withdrawal

The Parties hold and for reasons of legal clarity and legal certainty agree that the Tenant's right of withdrawal without notice agreed in § 4 Para. 5 of the Lease Agreement (due to rescission of purchase agreement, etc.) has expired.

§3

Concerning § 5 (rent indexation) of the Lease Agreement

1.Section 5 Para. 1 of the Lease Agreement shall be replaced as follows:

The Parties make the following agreements with regard to future rent adjustments: The rent pursuant to § 1 of the Lease Agreement is fixed until 31 Dec. 2023. As of 1 Jan. 2024, the rent shall be subject to a value guarantee. The basis for the value guarantee and rent adjustment is the consumer price index for Germany (CPI 2015=100) determined by the Federal Statistical Office for January 2024. The rent will be adjusted on the basis of the value guarantee for the first time as of January 2025 and will increase or decrease by the percentage change in the consumer price index from January 2024 to January 2025.

1.Clarification: § 5 Para. 2 of the Lease Agreement shall remain valid unchanged.

2.Section 5 of the Lease Agreement shall be supplemented by the following Para. 3:

If the said index is no longer determined or published or if the Federal Statistical Office should no longer be active, a corresponding reference value or body or authority shall take its place.

If new index figures are published by the Federal Statistical Office on the occasion of a transition of the index to a new base year, the following shall apply:

As a matter of principle, the index figures of the most recent base year shall be decisive for the application of the above value guarantee agreements.

§4

Concerning § 9 (Maintenance and structural alterations) Para. 5 Sentence 2 and

Sentence 3 of the Lease Agreement / Structural alterations, erection of e-charging stations

1.Section 9 Para. 5 sentence 2 and Sentence 3 (Structural alterations) of the Lease Agreement shall be replaced as follows:

a.

For alterations and installations (structural alterations) of the Leased Property, including the installation/alteration of permanently installed equipment, the Tenant requires the prior written consent of the Lessor, to whom he must submit suitable plans and a description of the measures (complete, verifiable documents) in advance. The Lessor shall only withhold its consent to such measures if there is good cause for doing so and shall revoke its consent only subject to the same condition. The Lessor shall reply to the Tenant within 3 weeks (inspection period) from receipt of the complete, verifiable documents. If the documents are not complete, the inspection period of 3 weeks shall not begin until the complete documents have been received. The period may be reasonably extended once if this is justified due to the difficulty of the matter; the extension of the period must be justified and the Tenant must be notified in good time. Should the Lessor not respond by the end of the period of 3 weeks and, in the event of an extension of the deadline, not respond by the end of the extension of the deadline, the Tenant's measure shall be deemed to have been approved (“approval fiction”); the approval fiction shall have no further effects.

b.

The measures must be carried out by appropriate specialist companies. The Tenant shall indemnify the Lessor against all justified claims made against the Lessor by authorities, neighbours or other third parties due to the performance of the work in question. The Tenant shall be liable, irrespective of fault, for all damage caused by it in connection with the construction measures undertaken by it. With regard to the newly created and any altered, currently existing building substance, the Tenant shall also be fully obliged to carry out maintenance, servicing and repairs.

c.

The Tenant shall be responsible for obtaining and maintaining the official permits required for the aforementioned measures and shall also bear all costs associated with the implementation of these measures. Insofar as technical installations are subject to acceptance and/or regular inspection (e.g. by the TÜV), acceptance and inspection shall be arranged by the Tenant at its own expense, and evidence of these having been performed and the results shall be provided to the Lessor. The alterations and installations made by the Tenant (structural alterations) shall in any case only be deemed to have been installed for a temporary purpose. Consequently, they do not become part of the building (§ 95 BGB). The Parties are in agreement that they may agree in an addendum to this Lease Agreement, which complies with the statutory written form requirement and is concluded prior to the end of the Lease Term, that the Tenant shall not dismantle the structural measures upon termination of the Lease Agreement and that the respective alterations and fittings as well as installations shall become the property of the Lessor without compensation and shall remain in the Leased Property.

1.	Structural alterations carried out and planned by the Tenant for which the Tenant wishes to obtain the Lessor's approval:

a. Alteration measure in the metal PSC production area

aa. In spring 2021, the Tenant made alterations in the metal PSC area in the area of axes A - F /18 - 22 in accordance with the needs existing at the time; this axis area is highlighted in red in Annex 1. Drywall walls and two high-speed doors were installed in this area; see the green areas in the drawings in Annex 2. For climate control, an air conditioning unit was installed on the outside of the hall wall, in the area of the smokers’ shelter side entrance; in addition, the already existing ventilation ductwork was routed in an additional stainless steel chimney on the north side by way of the roof; see the blue areas in the drawing in Annex 2.

bb. As a further development of the measure already implemented in Let. aa. above, the Tenant intends to expand the Metal PSC area in the area of the axes. To this end, the changing room area (inside) is to be dismantled to accommodate the new Metal PSC area and be relocated to the outside in the area of the steel staircase. In addition, an airlock is to be created inside and the high-speed door and the drywall walls will be moved; these desired measures are shown in Annex 3 in light green and dark green lines or also dashed lines (high-speed door).

a.Relocation of the sand laboratory to final assembly / installation of a room-in-room system

The Tenant also intends to relocate the sand laboratory from the metal area to the final assembly area in the area of axes 33 - 35 /I - K; this area is highlighted in red in Annex 4. For this purpose, a room-in-room system from Knauf is to be installed in the area of the toilets; the room is outlined in green in the plan attached as Annex 5.

a.Construction of 5 electric charging stations with 2 connections each

The Tenant also intends to install 5 electric charging stations with 2 connections each at 5 parking spaces of the car park located on the property. The charging stations are shown in the description attached as Annex 6 and the installation locations are marked on the plan attached as Annex 7.

1.The Lessor grants approval/consent to the measures listed in the above § 4 Clause 2 Let. a. and b. as well as c. in conjunction with Annexes 1 to 7, for which the regulations of § 4 Clause 1 Let. b. and c. as well as the following further regulations apply:

The Tenant shall - insofar as these are required under public law - be obliged to obtain a building permit and any further (official) permits required prior to execution and shall submit a copy thereof to the Lessor prior to execution. The Tenant shall comply with all relevant requirements under public law with regard to the structural measures, in particular all requirements under building planning law and building regulations. This shall also apply if new, amended, or in particular more stringent requirements should arise for the existing building substance as a result of the execution of the measures covered in Let. a. and b. as well as c. above. If, as a result of the measures covered in a. and b. as well as c. above, it should become necessary to amend the building documents for the existing building substance, the Tenant shall be obliged to do this and to submit them prior to execution. The Tenant shall also submit a copy of the relevant construction documents to the Lessor prior to execution. Compliance with any official requirements and other ancillary provisions and orders shall be the responsibility of the Tenant. Should official approvals be refused in whole or in part, this shall not constitute grounds for any claims or rights against the Lessor. By way of clarification: all the above obligations and those regulated below shall be fulfilled by the Tenant at its own expense.

The Tenant shall bear all costs relating to the construction and shall be obliged to remedy any warranty defects as well as to eliminate any hazards that may result from the measures/structural alterations. The Tenant shall be responsible for ensuring safety during the execution of the structural measures. The Tenant is obliged to indemnify the Lessor against any claims by third parties (authorities and private persons) which are claimed to be justified or are justified by the execution of the structural measures and their consequences or the violation of the duty to maintain safety during the execution of the structural measures; by way of clarification, the same applies to any claims due to or in connection with the use of the altered areas.

The Tenant shall also bear the risk arising from any damage resulting from the measures/structural alterations. The Tenant is obliged to repair all damage to the existing building substance which may be caused during the execution of the structural measures or by the building substance constructed in the course of these measures.

The Tenant shall operate the electric charging stations as the operator in (the corresponding) application of § 2 No. 8 LSV (Ordinance on Charging Stations) at its own risk and expense, including all operating and ancillary costs, repairs, maintenance (including servicing), corrective maintenance (including replacement purchases) and shall be liable for all damage arising in connection with the planned measure and the operation thereof or shall indemnify the Lessor against claims by third parties at the Lessor's discretion. The Tenant itself is obliged to comply with all legal requirements for the operation of charging stations within the meaning of § 2 LSV as well as, among others, the EnWG (Law on Energy Management) and MsbG (Federal

Law on Metering Point Operation) or, if third parties are commissioned, to oblige them to comply with the legal requirements.

The Tenant waives any claims for rent reduction and damages against the Lessor in connection with the measures / structural alterations to be provided by the Tenant.

The risk concerning the legal and technical feasibility of the measures shall be borne by the Tenant; if, contrary to expectations, the legal and technical feasibility should be lacking, the Tenant shall not be entitled to any claims or rights as a result.

Structurally, it is also important to note:

(1.)The measures/structural alterations shall be carried out by qualified specialist companies in accordance with accepted engineering practices and relevant regulations, directives and DIN standards corresponding to the recognized rules of technology. The Tenant shall engage only specialist companies with appropriate business liability insurance, of which the Tenant shall obtain proof prior to engagement. This shall also apply to restoration in the event of alterations in the existing building.

(2.) The Tenant is not permitted to make alterations of load-bearing parts, including the floor slabs, in any statically relevant manner.

(3.) Insofar as the measures/structural alterations require an adaptation of the fire protection concept, etc., or technical building installations or, for example, escape route plans have to be adapted, these adaptations must made by the Tenant at his own expense in consultation with the Lessor.

After completion of the measures/structural alterations, the Lessor is entitled to demand a joint acceptance. In this case the following applies: A protocol in the form of a list of defects shall be drawn up and signed by the Lessor and the Tenant. The Lessor may only refuse acceptance of the alteration measure vis-à-vis the Tenant if the existing defects are so significant that the functionality of the Leased Property is substantially impaired thereby. The Tenant is obliged to have the defects listed in the list of defects as well as any complaints or construction defects caused by the measures/structural alterations remedied immediately at its own expense.

The Lessor shall grant the Tenant a building cost subsidy (BKZ) in the amount of the actual building costs including ancillary building costs for the erection of the aforementioned 5 electric charging stations pursuant to the aforementioned § 4 Clause 2. Let. c., which must be completed by 31 Dec. 2022. However, the building cost subsidy on the part of the Lessor shall amount to a maximum of € 125,000 (in words: EURO one hundred and twenty-five thousand) plus statutory value added tax. The payment of the building cost subsidy to the Tenant by the Lessor shall become due for payment when the measure has been completed, accepted without defects and the Tenant submits to the Lessor a plausible statement of costs together with copies of the corresponding verifiable and financially correct craftsmen's invoices, but not before 1 July 2022. Since the building cost subsidy by the Lessor is a rent repayment to the Tenant financially speaking, the Lessor shall issue a negative rent invoice with statutory VAT to the Tenant. Clarification: In the event that the installation of the electric charging stations by the Tenant is not completed by 31 Dec. 2022, the Lessor's building cost subsidy shall be eliminated without replacement.

Assignment of warranty claims:

(1.)The Tenant shall, at the Lessor's request, assign to the Lessor all warranty rights and claims based on defects already existing at the time of the conclusion of this Addendum No. 1 as well as all warranty rights and claims based on defects arising in the future and/or becoming due as well as other claims (claims for damages and compensation, insurance claims, manufacturing claims, removal claims, etc.) arising from and in connection with the contracts concluded or still to be concluded for the implementation of the measures/structural alterations to the Lessor who hereby accepts this. With the assignment, all ancillary rights and the rights arising from securities to be provided (in particular warranty bonds) shall pass to the Lessor or shall be transferred and handed over to the Lessor.

If and insofar as an assignment of claims is not possible, the Tenant authorizes the Lessor to assert these claims in its own name or in the name of the Tenant, and for the account of the Tenant.

The Tenant shall support the Lessor to the best of its ability in the pursuit of any warranty claims, in particular by providing the information and documents required for this purpose (in particular the originals of the (construction) contracts together with acceptance protocols and warranty securities, insofar as these have not already been handed over to the purchaser), without charging its own costs or expenses.

(2.) The obligation of the Tenant to remedy warranty defects in accordance with the provisions of this Addendum No. 1 shall remain unaffected. The Lessor hereby authorizes the Tenant by way of precaution to assert any warranty claims in coordination with the Lessor in its own name and for its own account until the respective time of the aforementioned assignment or authorization.

§5

Concerning § 12 (Subletting) of the Lease Agreement

The Tenant has notified the Lessor prior to the conclusion of this Addendum that it has sublet a partial area of the Leased Property to Griwa Anlagen & Maschinenbau GbR, Gersthofen, for use as a workroom for the production of machinery, etc. (since 1 July 2021). The Lessor hereby expressly consents to this subletting.

§6

Sustainable use of the Leased Property

1.

The Parties are aware of their responsibility for the protection of natural resources and the climate in the interest of future generations. They agree that they wish to orient the performance of the Tenancy in line with criteria that are as sustainable as possible, in particular in the sense of a continuously sustainable development of the economic, ecological and social dimensions of human existence. It is therefore in particular the wish and herewith also the mutual obligation of the Parties, within the framework of what is actually and economically possible for them and of the distribution of responsibilities under the Tenancy agreement, to handle resources and energy sparingly and economically in the management and use of the property and to cooperate constructively in order to also pursue innovative ways of achieving the most sustainable, resource-conserving and ecological management and use of the Leased Property.

2.

In the event that the Lessor wishes to have the Leased Property assessed in accordance with a green building certification system, the Parties shall do everything necessary for the sustainable and recurring fulfilment of all certification criteria. By way of clarification, this only applies to the Tenant with regard to the criteria that fall within its area of responsibility under the general provisions of this Lease Agreement.

3.

The Parties declare their intent to encourage their employees to use public transport and to support them in using public transport within reasonable financial limits. At the same time, the Tenant will provide free bicycle parking spaces in sufficient numbers on the property and, for the purpose of promoting e-mobility, electric charging stations, insofar as this is possible and reasonable for the Tenant.

4.

Insofar as the Parties must equip the Leased Property with illuminants, they shall, insofar as technically possible and economically reasonable, exclusively use energy-saving illuminants (in particular compact fluorescent lamps or LED lamps or, in the future, other illuminants that consume especially little electrical energy). The Parties shall also endeavour, by mutual agreement, to implement measures to save energy and reduce CO2 emissions, and to take measures to reduce water consumption.

5.

When awarding the performance of management services, the Parties shall, within the framework of the general requirement of economic efficiency, give special consideration to the promotion of sustainable use and management of the Leased Property and, if possible, engage regionally based companies. Of several offers and equally effective procedures, the Parties are of the opinion that the more sustainable offer and more environmentally friendly procedures (e.g. mechanical instead of chemical pipe cleaning) shall be used within the framework of the general requirement of economic efficiency. In this framework and context, the Parties shall endeavour to operate the most energy-efficient and energy-saving systems and equipment possible and to give priority to the purchase of electrical energy and heat from renewable energy sources and to ensure the most sustainable waste disposal possible. With regard to the latter, waste shall - as far as possible - be separated and disposed of according to paper, glass, batteries, energy-saving illuminants, packaging materials with "Green Dot" or similar separation systems, as well as organic waste and other waste within the meaning of § 3 KrWG /AgfG (Closed Substance Cycle and Waste Management Act), unless and to the extent that other or more extensive requirements exist by law, which in this case shall be complied with by the Parties. In this context and by mutual agreement, the Parties shall in particular endeavour to take measures for the avoidance and reduction as well as the recycling of waste.

6.

In the case of other measures on the Leased Property, in particular structural measures, the Parties shall, as far as possible, keep in mind and take into account the saving of primary or final energy and water as well as the more efficient use of energy and the sustainable production of the energy used, both in the performance of the work itself and with regard to the result of the measure.

7.

At the Lessor's request, the Tenant shall inform the Lessor of consumption data unknown to the Lessor because the consumables are purchased independently (consumed quantity etc. of electricity, gas and water as well as - if relevant - heat and waste). These data shall serve only informational purposes for the Lessor. The Lessor undertakes to pass on any information obtained in this way only in anonymized form.

§7

Continued validity of the provisions of the Lease Agreement / Miscellaneous

1.	Unless otherwise expressly provided for differently in this Addendum No. 1, all provisions of the Lease Agreement shall continue to apply unchanged.
2.	This Addendum No. 1 shall become part of the Lease Agreement and shall be attached to the Contractual Documents.
3.

Should any provision of this Addendum No. 1 be invalid or voidable or for any other reason ineffective, the remainder of the Agreement shall nevertheless remain effective. In such a case, the Parties undertake, instead of the invalid, voidable or ineffective provision, to agree a provision that comes as close as possible to the economic meaning and ensures corresponding economic success. This shall also apply if this Addendum No. 1 should have a loophole.

4.

The Lease Agreement and this Addendum No. 1 contain all provisions agreed between the Parties with regard to the Tenancy. There are no verbal subsidiary agreements. Amendments and supplements to this Addendum No. 1 and the Lease Agreement must be made in writing. This also applies to a waiver of the written form.

5.

The Parties hereby confirm the Lease Agreement dated 10 Dec. 2019. The Parties are aware of the written form requirements of §§ 550 in conjunction with 578 BGB. They hereby mutually undertake, at the request of either Party at any time, to perform all acts and make all declarations necessary to comply with this written form requirement and to not terminate the Lease Agreement prematurely by invoking non-compliance with the written form requirement and to not invoke any ineffectiveness of the Lease Agreement due to non-compliance with the written form requirement. This shall apply not only to the conclusion of the Lease Agreement and this Addendum No. 1, but also to all further addenda, amendment and supplementary agreements.

The Parties are aware that the above provisions of this Clause 5 are intended to be invalid in accordance with the case law of the German Federal Court of Justice (ruling dated September 27, 2017-XIIZR 114/16). They nevertheless agree on these provisions and promise each other with certainty to adhere to these provisions. As a precautionary measure, the Parties clarify that the validity of this addendum and of the Tenancy as a whole shall remain unaffected in all other respects if the aforementioned provisions of this Clause 5 should actually be void.

1.

If this Addendum No. 1 is initially signed by only one Party and is handed over or sent to the other Party for signing, this shall be deemed to be an offer to conclude Addendum No. 1, which the other Party may accept within four weeks of receipt in accordance with Section 148 BGB.

2.	This Addendum No. 1 shall be executed in 4 copies. The Lessor and the Tenant shall each receive two copies.

§8

Components of the contract

This Addendum No. 1 contains the following annexes:

Annex 1: Hall overview - Alteration of metal PSC

Annex 2: Floor plan - Alteration of metal PSC, March 2021

Annex 3: Floor plan/area plan - Alteration of metal PSC, planned as of November 2021

Annex 4: Hall overview - Relocation of sand laboratory

Appendix 5: Floor plan / area plan - Relocation of sand laboratory

Annex 6: Description of electric charging stations

Annex 7: Plan showing location of electric charging stations

Starnberg, on February 23, 2022

IntReal International Real Estate Kapitalverwaltungsgesellschaft mbH, legally represented by the proxy ehret + klein Capital Market GmbH eba
/s/ Sebastian Wasser on behalf of IntReal International Real Estate	/s/ ExOne GmbH
- Landlord -	- Tenant -